NEWS RELEASE

FOR MORE INFORMATION CONTACT:                                                    Maecey Castle
Vice-President /
Director of Corporate Communications
541 686-8685

www.therightbank.com
E-mail:  banking@therightbank.com
FOR IMMEDIATE RELEASE

Pacific Continental Announces Title Change
for its Commercial Real Estate Executive Officer
Boxer named as Pacific Continental’s president, director of commercial real estate

PORTLAND, OR, April 24, 2008 – Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced a title change for Charlotte Boxer; effective immediately Boxer’s new title will be president, director of commercial real estate.

An employee of Pacific Continental since 2004, Boxer’s new title reflects her top executive leadership role within the bank’s commercial real estate markets in Portland, Seattle and Eugene. Additionally, the title change emphasizes Pacific Continental’s desire to more closely align senior management with its clients’ banking relationships. Roger Busse retains his corporate title and responsibilities as Pacific Continental’s president and chief operating officer as well as president of Pacific Continental Corporation.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. Most recently, in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, this recognition marks the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; In 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon, and – for the seventh consecutive year – the Seattle Times named Pacific Continental to its annual “Northwest 100” ranking of top publicly rated companies headquartered in the Pacific Northwest.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

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